APPENDIX IV-5

LIST OF FUNDS

SERVICES & FEES

This Appendix IV-5, as amended, is part of the Fund Services Agreement between Advisors Preferred Trust and Gemini Fund Services, LLC.  Set forth below are the Services elected by the Fund(s) identified on this Appendix IV-5 along with the associated Fees.

EFFECTIVE DATE

The Effective Date with respect to each Fund set forth on this Appendix IV-5 shall be the Board Approval Date as listed below.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name	Board Approval Date
QES Credit Long/Short Strategy Fund	November 18, 2014
QES Credit Long/Short Strategy Portfolio	November 18, 2014

Funds with the same investment adviser (or sub-adviser) are collectively referred to as a “fund family”

SELECTED SERVICES and FEES

1.  The Fund(s) shall pay to GFS an annual fee equal to the greater of $125,000 or:*

30 basis points (0.30%) on the first $100 million of net assets;

25 basis points (0.25%) on net assets from $100 million to $500 million;

20 basis points (0.20%) on net assets from $500 million to $1 billion;

15 basis points (0.15%) on net assets from $1 billion to $2 billion; and

10 basis points (0.10%) on net assets above $2 billion;

*(Basis point fees will be calculated based upon the average net assets of each fund family for the previous month.)

for all operational services, including, but not limited to, Fund Accounting, Fund Administration, Transfer Agency, Legal Fees, Audit Fees, Compliance Services and Custody Fees.

2.  Additional Charges:

a. Data De-Conversion Fee.  Each fund shall pay a data de-conversion fee in the amount of $10,000.00 upon a cancellation or termination of this Agreement for any reason other than liquidation of the Fund

Signature Page Follows

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The parties hereto agree to the Services and associated fees for the Fund(s), effective as set forth in this Appendix IV-5 to the Fund Services Agreement.

ADVISORS PREFERRED TRUST

GEMINI FUND SERVICES, LLC

By:

/s/ Catherine Ayers-Rigsby

By:  /s/ Andrew Rogers

Catherine Ayers-Rigsby

Andrew Rogers

President

Chief Executive Officer

The undersigned investment adviser (the “Adviser”) hereby acknowledges and agrees to the terms of the Agreement and further acknowledges and agrees that:

(1) GFS expends substantial time and money, on an ongoing basis, to recruit and train its employees; (2) GFS's business is highly competitive and is marketed throughout the United States, and (3) if the Adviser were to hire any GFS employees who are involved in the procurement of the Services under the Agreement then GFS may suffer lost sales and other opportunities and would incur substantial time and money in hiring and training replacement(s) for those employees.  Accordingly, the Adviser agrees that it, including its respective affiliates and subsidiaries, shall not solicit, attempt to induce or otherwise hire an employee of GFS for so long as this Agreement is in effect and for a period of two (2) years after termination of this Agreement, unless expressly agreed upon in writing by both parties.  In the event that this provision is breached by the Adviser, the Adviser agrees to pay damages to GFS in the amount of two times the current annual salary of such employee or former employee.  For purposes of this provision, “hire” means to employ as an employee or to engage as an independent contractor, whether on a full-time, part-time or temporary basis.

Advisors Preferred LLC

1445 Research Blvd., Suite 530

Rockville, MD  20850

By: _/s/ Catherine Ayers-Rigsby_____

Name: Catherine Ayers-Rigsby

Title: Chief Executive Officer

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SHAREHOLDER DESKTOP WEB PACKAGE

Proprietary Secure Web-Based Direct Interface With Transfer Agent Data

Supports Five Levels of Access

•

Fund Administrator

•

Broker/Dealer

•

Broker/Dealer Branch

•

Registered Representative

•

Shareholder

Customizable Look And Feel (Logo And Color Scheme)

Account Inquiry

•

Portfolio Summary

•

Account Position

•

Transaction History

•

General Account Information

Online Transactions (Must have this reflected in the prospectus to offer this functionality)

•

Exchanges

•

Purchases

•

Redemptions

•

Prospectus and SAI Access

Account Maintenance

•

Change of Shareholder Information

o

Address

o

Phone Number

o

Email Address

Online Statement Access

•

Quarterly Statements and Confirms

•

Electronic Delivery (Should have this reflected in the prospectus and application to offer this functionality)

o

Statements

o

Confirms

o

Regulatory Mailings

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SHAREHOLDER DESKTOP ONLINE NEW ACCOUNTS

•

Allows clients the ability to set up a new account online if they provide valid ACH information and agree to all disclaimers and agreements on site.

•

E-Signature capability

FUND DATA WEB PACKAGE

Performance Web Page

•

Comprehensive performance report hosted by GFS

o

Fund performance updated nightly

o

Up to 20 indexes available

o

Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

o

Growth of $10,000 graph available

Holdings web page

•

Fund holding updated periodically to meet fund disclosure rules hosted by GFS

o

Fund holding updated periodically to meet fund disclosure rules

o

Top ten report available

o

Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Historical NAV web page

•

Provides historical NAV information for a specified period of time and for a specified fund

o

Data provided in simple format to be encapsulated into Fund’s own website to provide a custom look and feel

Fulfillment web page

•

Provides an online request form for shareholders who wish to request a hard copy of the fulfillment material mailed to them

o

Request is automatically routed online to the Shareholder Services Team at GFS for processing

o

Reporting of Fulfillment requests made online or via phone available via GFS Reporting Services Tool.

GFS reporting utilizes the next generation secure web-based report delivery vehicle which allows for direct request or subscription based delivery reports available in multiple formats (PDF, Excel, XML, CSV)

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